News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL ANNOUNCES QUARTERLY DIVIDEND FOR COMMON STOCK AND SERIES A PREFERRED STOCK AND RELATED DEPOSITARY SHARES DISTRIBUTION
CLEARFIELD, PENNSYLVANIA – November 10, 2020

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a $0.17 per share of common stock quarterly cash dividend payable on December 15, 2020 to common stock shareholders of record on December 1, 2020.

The Board also declared a quarterly cash dividend of $0.475 per depositary share, resulting from the Corporation’s declaration of a $19.00 per share dividend on its Series A Preferred Stock. The dividend is payable on December 1, 2020, for holders of record as of November 17, 2020.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $4.7 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.